Exhibit (d)(21)

October 23, 2006

To:          Knight Holdco LLC

The Members Listed on Schedule A

Re:          Acquisition of Kinder Morgan, Inc.

Ladies and Gentlemen:

Reference is made to (1) the Agreement and Plan of Merger, dated as of August 28, 2006 (the “Merger Agreement”), by and among Kinder Morgan, Inc., a Kansas corporation (the “Company”), Knight Holdco LLC, a Delaware limited liability company (“Parent”), and Knight Acquisition Co., a Kansas corporation and wholly owned subsidiary of Parent (“Merger Sub”), and pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and (2) the Limited Liability Company Agreement of Parent, dated as of August 28, 2006 (the “Interim LLC Agreement”), by and among GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & CO. KG, GS Capital Partners V Institutional, L.P., GS Global Infrastructure Partners I, L.P. and The Goldman Sachs Group, Inc., (collectively, “GS”), Carlyle Partners IV, L.P. (“Carlyle”), Carlyle/Riverstone Global Energy and Power Fund III, L.P. (“Riverstone”) and AIG Knight LLC (“AIG” and, together with GS, Carlyle and Riverstone, the “Investor Members” and each an “Investor Member”) and Richard D. Kinder (the “Management Group Member” and, together with the Investor Members, the “Members”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement and the Interim LLC Agreement, as appropriate.  This letter is being delivered to the addressees in connection with the execution of the Merger Agreement by the Company, Parent and Merger Sub.

This letter confirms the commitment of the undersigned, subject to the conditions set forth herein, to subscribe for Class A Units of Parent (“Subscribed Shares”) for aggregate consideration consisting of the number of shares of Company Common Stock (the “Committed Shares”) and the cash amounts (the “Committed Cash”) set forth on Schedule B, provided that the undersigned shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Parent in connection with its formation other than the contribution of the Committed Shares and the Committed Cash.  The Subscribed Shares shall have a value for purposes of determining the relative equity contributions of the undersigned and the Members as set forth next to the heading “Total Value” in Schedule B.  The obligation of the undersigned to fund the Committed Shares and the Committed Cash (the “Commitment”) is subject to the consummation of the Merger and the terms of this letter, and the funding will occur immediately prior to the Effective Time of the Merger and the simultaneous issuance to the undersigned of the Subscribed Shares.  Notwithstanding the provisions of the immediately preceding sentence regarding the obligation of the undersigned to fund Committed Cash immediately prior to the Merger, to the extent Committed Cash represents the after-tax proceeds of any amounts payable to the undersigned pursuant to Section 5.5(a) of the Merger Agreement, the undersigned may elect to fund the Committed Cash no later than upon receipt by the undersigned of such amounts; provided that Parent shall not be required to issue Subscribed Shares in respect of any portion of the Committed Cash that has not been received by Parent, until such receipt by Parent.  Concurrently with the issuance of Class A Units to the undersigned, Parent shall also issue to the undersigned 7,799,775 Class A-1 Units of Parent in respect of the undersigned’s provision of services to or for the benefit of Parent.

This letter, and the undersigned’s obligation to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time the obligation shall be discharged, other than any requirement as provided in the penultimate sentence of the immediately preceding paragraph for the Committed Cash to be funded no later than the time the applicable cash is paid to the undersigned pursuant to Section 5.5(a) of the Merger Agreement), (b) the termination of the Merger Agreement, (c) the Members representing a majority of the Equity Commitments of the Members agreeing to terminate the corresponding letters delivered by each of the Investor Members and (d) the assertion by the Company or any of its affiliates in any litigation or other proceeding any claim under any guarantee of any Investor Member or its Affiliate in connection herewith (the “Guarantees”).  Notwithstanding the foregoing, the undersigned may terminate his or its Commitment and shall be released from any liability under this letter in the event that, without the consent of the undersigned, (a) the Merger Agreement is amended to effect a Change in the Merger Consideration or (b) the terms of the Amended LLC Agreement attached as Exhibit B to the Interim LLC Agreement are modified in a manner that is adverse to the undersigned (other than immaterial changes that do not affect the undersigned in a manner disproportionately to the other members of Parent).  The Majority Members shall provide written notice to the undersigned of the taking of any of the actions set forth in the immediately preceding sentence.  In the event the undersigned does not exercise his or its right to terminate his or its Commitment within five (5) business days of receipt of such notice, then the undersigned shall be deemed to have consented to the taking of such action and shall have no further right to terminate his or its Commitment as a result of the taking of such action.

The undersigned represents and warrants to Parent that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter and to fulfill and perform the undersigned’s obligations hereunder; (ii) this letter has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by the addressees against the undersigned in accordance with its terms; (iii) the undersigned is the record and beneficial owner of the Committed Shares, free and clear of any lien or encumbrance (other than those arising under this letter) and has full and unrestricted power to dispose of all of such Committed Shares as contemplated by this letter without the consent or approval of, or any other action on the part of, any other Person; (iv) the undersigned is an “accredited investor” as defined in Regulation D under the Securities Act and is acquiring all securities provided for herein for investment purposes and without a view to any distribution thereof in violation of the Securities Act; (v) other than the filing by the undersigned of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this letter by the undersigned, the consummation by the undersigned of the transactions contemplated hereby or compliance by the undersigned with any of the provisions hereof (1) requires any consent or other permit of, or filing with or notification to, any Governmental Entity or any other Person by the undersigned, (2) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which the undersigned is a party or by which the undersigned or any of the Committed Shares may be bound or affected, (3) violates any law or order or judgment of any governmental authority applicable to the undersigned or the Committed Shares, or (4) results in a lien or encumbrance upon any of the Committed Shares or the Committed Cash; and (vi) the undersigned has not entered into any share disposition, commitment or other agreement that is inconsistent with this letter (including the Commitment).  The undersigned covenants and agrees that from and after the date hereof and for so long as this letter remains in effect, the undersigned shall not take or omit to take any action that would or would cause or result in any of the foregoing representations and warranties to become untrue.

In consideration of the undersigned being permitted to participate in an investment in the equity of Parent, the undersigned hereby agrees that, (i) immediately prior to the Merger (and immediately prior to the time that Company Stock Options are taken into account for purposes of determining payments to the holders thereof pursuant to Section 5.5(a)(i) of the Merger Agreement), and conditioned on all parties to the Merger Agreement being willing and prepared to immediately consummate the Merger, the Company Stock Options of the undersigned set forth on Schedule C (the “Cancelled Options”) shall be cancelled in their entirety, and (ii) from the date hereof until the Closing Date, the undersigned will not exercise, transfer or otherwise dispose of the Cancelled Options.  The Company shall be an intended third-party beneficiary of the agreement set forth in this paragraph.

The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of Parent, each Member and the undersigned, and any attempted assignment shall be null and void and of no force or effect.  This letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by Parent and the undersigned and approved in writing by each Member.

This letter shall be binding on the undersigned solely for the benefit of the addressees, and except as otherwise provided herein nothing set forth in this letter shall be construed to confer upon or give to any person other than the addressees any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressee to enforce, the Commitment or any provisions of this letter.

Except as otherwise provided herein, nothing in this letter, express or implied, is intended to or shall confer upon any person, other than the undersigned, Parent and the Members, any right, benefit or remedy of any nature whatsoever under or by reason of this letter.

This letter may only be enforced by the addressees at the direction of the Majority Equity, so long as such Majority Equity are not themselves in default of any of their respective material obligations under their respective Equity Commitment Letters or Equity

Rollover Commitment Letter, as applicable.  Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter.

The Company’s remedies against the Investor Members (or their Affiliates) under the Guarantees shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Members (or their Affiliates) and the undersigned in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its respective obligations under the Merger Agreement, whether or not Parent or Merger Sub’s breach is caused by the undersigned’s breach of his obligations under this letter.  Nothing in this letter, express or implied, is intended to or shall confer upon any person, other than Parent, the Members and the undersigned, any right, benefit or remedy of any nature whatsoever under or by reason of this letter.

This letter shall be treated as confidential and is being provided to the addressees solely in connection with the Merger.  This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Majority Members.  The foregoing notwithstanding, and without prejudice to the seventh paragraph of this letter, this letter may be provided to the Company if the Company agrees to treat this letter as confidential, except that the Company and the undersigned may disclose the existence of this letter, to the extent required by law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger.

Except to the extent otherwise required pursuant to a determination (within the meaning of Section 1313(a) of the Code), the parties hereto shall treat the issuance of Subscribed Shares in exchange for the contribution of the Committed Shares as a tax-free exchange for United States federal income tax purposes to the Company and its Members and shall not take any position, on a tax return, in any tax proceeding or otherwise, that is inconsistent with such treatment.

This letter may be executed in counterparts and by facsimile.  This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of another State to otherwise govern this Agreement.  The parties hereto hereby (a) submit to the personal jurisdiction of Delaware Court of Chancery, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over an action or proceeding, in the United States District Court for the District of Delaware, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum.  The parties hereto agree that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 8.7 of the Merger Agreement or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[The remainder of this page is intentionally left blank.]

Very truly yours,

/s/ C. Park Shaper
C. Park Shaper

Accepted and Acknowledged:

KNIGHT HOLDCO LLC

By:	/s/ Kenneth Pontarelli
Name:	Kenneth Pontarelli
Title:	Authorized Person

KNIGHT ACQUISITION CO.

By:	/s/ Kenneth Pontarelli
Name:	Kenneth Pontarelli
Title:	Secretary and Treasurer

GS CAPITAL PARTNERS V FUND, L.P.

By:  GSCP V Advisors, L.L.C., its General Partner

By:	/s/ Kenneth Pontarelli
Name:	Kenneth Pontarelli
Title:	Vice President

CARLYLE PARTNERS IV, L.P.

By: TC Group IV, LP., its General Partner

By: TC Group IV, L.L.C., its General Partner

By: TC Group, L.L.C., its Sole Member

By: TCG Holdings, L.L.C

By:	/s/ Glenn A. Youngkin
Name:	Glenn A. Youngkin
Title:	Managing Director

CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND III, L.P.

By:  Carlyle/Rivers tone Energy Partners III, L.P., its General Partner

By:  C/R Energy GP III, LLC, its General Partner

By:	/s/ Pierre F. Lapeyre, Jr.
Name:	Pierre F. Lapeyre, Jr.
Title:	Authorized Person

AIG KNIGHT LLC

By:	/s/ James P. McGinnis
Name:	James P. McGinnis
Title:	Managing Director

Schedule A

Members

GS Capital Partners V Fund, L.P.

GS Capital Partners V Offshore Fund, L.P.

GS Capital Partners V GmbH & CO. KG

GS Capital Partners V Institutional, L.P.

GS Global Infrastructure Partners I, L.P.

The Goldman Sachs Group, Inc.

Carlyle Partners IV, L.P.

Carlyle/Riverstone Global Energy and Power Fund III, L.P.

AIG Knight LLC

Richard D. Kinder

Schedule B

Stockholder	Shares	Cash[1]	Value
C. Park Shaper	0	$13,598,785.00	$13,598,785.00

1  All of such cash represents the after–tax proceeds to be received in respect of Company options, restricted stock or restricted stock units.

Schedule C

Company Stock Options to be cancelled:

22,031 options with an exercise price of $24.75 per share.